Exhibit 99.1

Press Release April 22, 2025

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2025 Results

FORT WAYNE, INDIANA, April 22, 2025 / PRNewswire /

First Quarter 2025 Performance Highlights:

▪	Record steel shipments of 3.5 million tons
▪	Net sales of $4.4 billion, operating income of $275 million, and net income of $217 million
▪	Adjusted EBITDA of $448 million and cash flow from operations of $153 million, which was reduced by the annual companywide retirement profit-sharing distribution of $165 million in the quarter
▪	Strong liquidity of $2.6 billion as of March 31, 2025
▪	Share repurchases of $250 million of the company’s common stock, representing 1.3 percent of its outstanding shares
▪	First quarter 2025 cash dividend increase of 9 percent

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2025 financial results. The company reported first quarter 2025 net sales of $4.4 billion and net income of $217 million, or $1.44 per diluted share. Comparatively, the company’s sequential fourth quarter 2024 net income was $207 million, or $1.36 per diluted share and prior year first quarter net income was $584 million, or $3.67 per diluted share.

“The teams executed well, achieving a solid first quarter 2025 performance, increasing sequential operating income 16 percent and adjusted EBITDA 21 percent,” said Mark D. Millett, Chairman and Chief Executive Officer. “The improvement in earnings was driven by record steel shipments and supported by solid results from our metals recycling and steel fabrication operations. Our three-year after-tax return-on-invested capital of 20 percent is a testament to our ongoing high-return capital allocation execution. Across the company, our teams had a solid performance, while keeping each other safe.

“Underlying steel demand improved in the first quarter as customer orders rebounded and backlogs increased throughout the quarter at our steel and steel fabrication operations. Steel prices improved throughout the quarter from the lows seen in the second half of 2024 as trade actions have seen imports decline from recent highs. We should see the benefit from these higher steel prices in the coming months, as lagging flat rolled steel contracts roll. In combination with our ongoing value-added flat rolled steel and aluminum expansion initiatives, there are firm drivers in place for our continued growth.”

First Quarter 2025 Comments

First quarter 2025 operating income for the company’s steel operations was $230 million, or 39 percent higher than sequential fourth quarter results, due to record shipments more than offsetting metal spread compression, as lagging contractual flat rolled steel pricing in the quarter did not reflect recent price improvements, which will be realized in the coming months. The first quarter 2025 average external product selling price for the company’s steel operations decreased $13 sequentially to $998 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $16 sequentially to $386 per ton. The energy, non-residential construction, automotive, and industrial sectors led steel demand in the quarter. Flat rolled steel pricing has rebounded from recent lows and steel producer lead times have extended. The company’s Sinton Texas Flat Roll Division operated at an 86 percent rate of capacity for the full quarter and often times at production levels in excess of 90 percent. Value-added product quality and cost efficiency initiatives have been successful and are ongoing, providing a clear path to significantly higher escalating profitability in the coming quarters. Sinton was EBITDA positive for the first quarter 2025.

Compared to the sequential fourth quarter, first quarter 2025 operating income from the company’s metals recycling operations increased to $26 million, based on stronger realized ferrous scrap pricing and modestly higher shipments across the platform.

The company’s steel fabrication operations achieved operating income of $117 million in the first quarter 2025, below sequential results due to seasonally lower shipments combined with metal spread compression related to lower realized pricing. The pace of order activity increased during the first quarter, improving the order backlog which extends into the fourth quarter 2025, with attractive pricing levels. Improved demand was supported largely by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Further, the accelerated announcements related to meaningful domestic investments in manufacturing and increased onshoring, coupled with the U.S. infrastructure program, are expected to positively impact demand for not only steel joist and deck products, but also for flat rolled and long product steel.

On March 12, 2025, the company issued $1.0 billion in unsecured notes, comprised of $600 million of 5.250% notes due 2035 and $400 million of 5.750% notes due 2055. The net proceeds from the notes will be used for general corporate purposes, which may include repayment of the company’s $400 million 2.400% senior notes due June 2025.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $153 million during the quarter, even after funding the companywide retirement profit-sharing distribution of $165 million. The company also invested $306 million in capital investments, paid cash dividends of $70 million, and repurchased $250 million of its outstanding common stock, representing 1.3 percent of its outstanding shares, while maintaining strong liquidity of $2.6 billion as of March 31, 2025.

Outlook

“We remain constructive that market conditions are in place for domestic steel consumption to be solid through 2025 and into the following years,” said Millett. “Order entry activity improved across our businesses and steel pricing firmed in the first quarter 2025. However, we have seen some uncertainty from certain customers related to recent trade actions. Overall, we believe demand for lower-carbon emission, U.S. produced steel products coupled with lower imports will support steel pricing and demand. The continued onshoring of manufacturing businesses, combined with the expectation of fixed asset investment to be derived from public and private funding should competitively position the domestic steel industry. We also expect the recent International Trade Commission’s preliminary determinations related to coated flat rolled steel to reduce the amount of unfairly traded imports of these products into the United States, which could have a significant positive impact for us, as we are the largest non-automotive flat rolled steel coater in the United States. We believe these broader dynamics will benefit all of our operating platforms.

“Our four new value-added flat rolled steel coating lines continue to increase utilization and we expect to realize full run rate earnings potential in the second half 2025. Value-added product investments such as these enhance our differentiated supply-chain capabilities, while also increasing our higher-margin product offerings, which already represent over 65 percent of our steel revenues.

“The aluminum team is continuing with successful commissioning of the company’s Columbus, Mississippi aluminum flat rolled products mill, along with the San Luis Potosi, Mexico satellite recycled slab center. The Mississippi team successfully cast its first aluminum ingot in January 2025 and the Mexico team in March 2025. Construction is near completion on the hot and cold mills. The finishing equipment installation for the automotive treatment and can sheet coating lines are also on schedule. The company continues to expect to ship commercial aluminum flat rolled coils mid-2025.

“We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the steel industry — however, a significant number of our flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can and packaging industry, in addition to the automotive, industrial, and construction sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation. Our customers and our people are also incredibly excited for this growth opportunity.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continues to positively differentiate our performance from the rest of the industry. We continue to focus on delivering superior value to our team members, customers, and shareholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter 2025 operating and financial results on Wednesday, April 23, 2025, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on April 30, 2025.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop, and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

SOURCE Steel Dynamics, Inc.

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months
	March 31,		Ended
	2025	2024	Dec. 31, 2024

Net sales	$4,369,195	$4,694,003	$3,872,138
Costs of goods sold	3,882,651	3,713,205	3,430,404
Gross profit	486,544	980,798	441,734

Selling, general and administrative expenses	181,808	159,507	176,904
Profit sharing	22,695	62,652	19,755
Amortization of intangible assets	6,897	7,664	7,573
Operating income	275,144	750,975	237,502

Interest expense, net of capitalized interest	12,131	11,978	14,579
Other (income) expense, net	(17,641)	(26,784)	(21,040)
Income before income taxes	280,654	765,781	243,963

Income tax expense	62,975	178,281	34,091
Net income	217,679	587,500	209,872
Net income attributable to noncontrolling interests	(528)	(3,459)	(2,579)
Net income attributable to Steel Dynamics, Inc.	$217,151	$584,041	$207,293

Basic earnings per share attributable to
Steel Dynamics, Inc. stockholders	$1.45	$3.68	$1.36

Weighted average common shares outstanding	150,262	158,666	152,096

Diluted earnings per share attributable to
Steel Dynamics, Inc. stockholders, including the
effect of assumed conversions when dilutive	$1.44	$3.67	$1.36

Weighted average common shares
and share equivalents outstanding	150,809	159,354	152,801

Dividends declared per share	$0.50	$0.46	$0.46

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
Assets	2025	2024
	(unaudited)
Current assets
Cash and equivalents	$1,186,917	$589,464
Short-term investments	19,636	147,811
Accounts receivable, net	1,720,801	1,417,199
Inventories	3,099,054	3,113,733
Other current assets	190,297	163,131
Total current assets	6,216,705	5,431,338

Property, plant and equipment, net	8,322,652	8,117,988

Intangible assets, net	220,336	227,234

Goodwill	477,471	477,471

Other assets	693,264	681,202
Total assets	$15,930,428	$14,935,233
Liabilities and Equity
Current liabilities
Accounts payable	$1,257,686	$979,912
Income taxes payable	43,249	3,783
Accrued expenses	546,576	739,898
Current maturities of long-term debt	418,947	426,990
Total current liabilities	2,266,458	2,150,583

Long-term debt	3,777,132	2,804,017

Deferred income taxes	918,435	902,186

Other liabilities	134,509	133,201
Total liabilities	7,096,534	5,989,987

Commitments and contingencies

Redeemable noncontrolling interests	171,212	171,212

Equity
Common stock	652	652
Treasury stock, at cost	(7,334,595)	(7,094,266)
Additional paid-in capital	1,218,235	1,229,819
Retained earnings	14,940,418	14,798,082
Total Steel Dynamics, Inc. equity	8,824,710	8,934,287
Noncontrolling interests	(162,028)	(160,253)
Total equity	8,662,682	8,774,034
Total liabilities and equity	$15,930,428	$14,935,233

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2025	2024

Operating activities:
Net income	$217,679	$587,500

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	133,756	115,252
Equity-based compensation	17,040	15,612
Deferred income taxes	16,249	(21,024)
Other adjustments	(4,195)	18,705
Changes in certain assets and liabilities:
Accounts receivable	(303,602)	(130,753)
Inventories	13,810	(133,025)
Other assets	(32,115)	(12,176)
Accounts payable	248,600	29,499
Income taxes receivable/payable	42,815	165,664
Accrued expenses	(197,434)	(280,037)
Net cash provided by operating activities	152,603	355,217

Investing activities:
Purchases of property, plant and equipment	(305,506)	(374,310)
Purchases of short-term investments	(10,000)	(205,873)
Proceeds from maturities of short-term investments	137,811	272,994
Other investing activities	(1,064)	14,255
Net cash used in investing activities	(178,759)	(292,934)

Financing activities:
Issuance of current and long-term debt	1,405,943	379,268
Repayment of current and long-term debt	(432,527)	(413,939)
Dividends paid	(69,514)	(68,008)
Purchase of treasury stock	(250,138)	(298,059)
Other financing activities	(30,469)	(23,108)
Net cash provided by (used in) financing activities	623,295	(423,846)

Increase (decrease) in cash, cash equivalents, and restricted cash	597,139	(361,563)
Cash, cash equivalents, and restricted cash at beginning of period	595,010	1,406,464
Cash, cash equivalents, and restricted cash at end of period	$1,192,149	$1,044,901

Supplemental disclosure information:
Cash paid for interest	$28,477	$9,327
Cash paid for income taxes, net	$3,717	$28,390

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	First Quarter
	2025	2024	Q4 2024
External Net Sales
Steel	$3,067,016	$3,366,237	$2,645,994
Steel Fabrication	352,307	447,179	396,226
Metals Recycling	534,895	507,270	482,081
Aluminum	66,576	62,203	60,099
Other	348,401	311,114	287,738
Consolidated Net Sales	$4,369,195	$4,694,003	$3,872,138
Operating Income (Loss)
Steel	$229,963	$674,648	$164,989
Steel Fabrication	116,745	178,381	142,189
Metals Recycling	25,710	16,659	23,361
Aluminum	(28,735)	(7,555)	(28,896)
	343,683	862,133	301,643

Non-cash amortization of intangible assets	(6,897)	(7,664)	(7,573)
Profit sharing expense	(22,695)	(62,652)	(19,755)
Non-segment operations	(38,947)	(40,842)	(36,813)
Consolidated Operating Income	$275,144	$750,975	$237,502
Adjusted EBITDA
Net income	$217,679	$587,500	$209,872
Income taxes	62,975	178,281	34,090
Net interest expense (income)	2,316	(14,327)	(3,481)
Depreciation	125,122	106,030	116,147
Amortization of intangible assets	6,897	7,664	7,573
EBITDA	414,989	865,148	364,201
Non-cash adjustments
Unrealized (gains) losses on derivatives
and currency remeasurement	19,153	(1,347)	(17,703)
Equity-based compensation	14,181	14,825	25,121
Adjusted EBITDA	$448,323	$878,626	$371,619

Other Operating Information
Steel
Average external sales price (Per ton)	$998	$1,201	$1,011
Average ferrous cost (Per ton melted)	$386	$417	$370

Flat Roll shipments
Butler, Columbus, and Sinton	2,119,187	1,993,305	1,841,745
Steel Processing divisions *	492,627	418,547	460,162
Long Product shipments
Structural and Rail Division	437,398	440,921	362,650
Engineered Bar Products Division	191,658	191,373	151,239
Roanoke Bar Division	144,186	124,920	123,133
Steel of West Virginia	96,483	86,528	81,387
Total Shipments (Tons)	3,481,539	3,255,594	3,020,316

External Shipments (Tons)	3,071,735	2,803,569	2,617,914

Steel Mill Production (Tons)	3,021,593	2,992,018	2,663,444

Metals Recycling
Nonferrous shipments (000's of pounds)	233,080	243,950	226,434
Ferrous shipments (Gross tons)	1,452,432	1,457,789	1,421,021
External ferrous shipments (Gross tons)	557,618	536,973	529,335
Steel Fabrication
Average sales price (Per ton)	$2,599	$3,141	$2,718
Shipments (Tons)	135,581	143,842	145,901

Beginning the fourth quarter 2024, results from an entity previously included in Metals Recycling are presented within Aluminum. All prior periods presented have been recast to reflect the change.

*   Includes Heartland, The Techs and United Steel Supply operations